Exhibit 99.1

Investor Contacts: Carl J. Crosetto GSC Group 973-437-1007 Michael H. Yip GSC Group 973-593-5424

GSC Investment Corp. Announces Second Quarter 2008 Financial Results
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NEW YORK, October 11, 2007 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced results for the quarter ended August 31, 2007.

Second Quarter 2008 Highlights

•	Adjusted net investment income of $2.95 million, or $0.36 per share (basic and diluted ) for the three months ending August 31, 2007[1]

•	Net asset value of $13.76 per share as of August 31, 2007

•	No non-performing or delinquent investments during the quarter

•	Paid a $0.36 per share dividend on August 31, 2007 for the quarter

Operating Results

For its second quarter of operations, GSC Investment Corp. reported a net loss of $0.8 million or $0.09 per share, primarily due to net unrealized depreciation on investments for the quarter of $4.4 million.  The net unrealized depreciation on investments was partially offset by net realized gain on sale of investments of $0.4 million, resulting in an adjusted net loss on investments of $3.7 million or $0.45 per share for the quarter, and adjusted net investment income of $2.95 million or $0.36 per share for the quarter.1  Net asset value was $13.76 per share as of August 31, 2007.  There were no non-performing or delinquent investments for this period.

“We are pleased with the growth of our dividend and net investment income during a challenging period in the global credit market,” said CEO Thomas V. Inglesby.  “Once again, we were able to fund our dividend completely out of net investment income, demonstrating the strength of our long-term strategy of buying high yielding credits in underserved markets that meet our rigorous credit criteria.”

“While our net asset value per share sustained a modest reduction primarily due to the repricing of credits in the broader market, we believe that the underlying credit quality of our investment portfolio remains strong and that the portfolio will continue to perform and generate sufficient net investment income to support our dividend going forward” said Mr. Inglesby.  “Because our strategy relies on funding dividends primarily from net investment income, we believe that the repricing of our portfolio will not affect our ability to generate an attractive dividend for our investors.”

The Company carries its investments at fair value as determined in good faith by its board.  As of August 31, 2007, 45% of the Company’s investments were valued based upon market quotations.  Of the remaining 55% of the Company’s investments, 26% were valued based upon valuations provided by an independent valuation firm at August 31, 2007.

“At a time of significant price volatility, we take great comfort from the fact that over 70% of our portfolio is valued at market prices or by an independent, third-party valuation firm,” Mr. Inglesby stated.  “While such valuations may cause volatility in the amount of our net unrealized losses and gains, we believe that reflecting current market conditions in our valuations provides greater transparency into our portfolio and lowers the risk that losses may be hidden or obscured by less reliable methodologies.”

Portfolio and Investment Activity

As of August 31, 2007, the Company’s portfolio consisted of $205.0 million in aggregate principal amount of investments.  The Company had 46 investments in 38 portfolio companies with an average investment size of $4.2 million and a weighted average life of 4.8 years.  The overall portfolio composition consisted of 14.9% first lien term loans, 43.9% second lien term loans, 23.4% senior secured notes, 13.8% unsecured notes, 3.8% structured finance securities and 0.2% equity/limited partnership interests.

During the quarter, GSC Investment Corp. made investments in an aggregate principal amount of $43.8 million.  Also during the quarter, the Company had $47.7 million in repayments and sales of investments resulting in net repayments of $3.9 million for the period.

“We were pleased with the investments we were able to make in a difficult credit environment,” said Mr. Inglesby.  “In addition, we observed some stabilization during the quarter following the market correction, and we are now sourcing investment opportunities with attractive pricing and conservative capital structures, which we believe will benefit GSC Investment Corp.”

As of August 31, 2007, the weighted average current yields on the Company’s first lien term loans, second lien term loans, senior secured notes, unsecured notes and other/structured finance securities were 9.1%, 12.6%, 11.7%, 12.5% and 12.4%, respectively, which results in an aggregate weighted current yield of 11.8%. As of August 31, 2007, 40.4% or $78.3 million of its interest-bearing portfolio was fixed rate debt with a weighted average current yield of 11.9%, and 59.6% or $115.5 million of its interest-bearing portfolio was floating rate debt with a weighted average current spread of LIBOR plus 6.2%.  There were no non-performing or delinquent investments.

Liquidity and Capital Resources

As of August 31, 2007, the Company had borrowed an aggregate of $85.7 million under its credit facilities and had $26 million of undrawn commitments remaining.

Dividend

On August 31, 2007, GSC Investment Corp. paid a dividend of $0.36 per share.

2008 First Quarter Conference Call/Webcast Information

When: Friday, October 12, 2007, 10:00 a.m. Eastern Time (ET)

Call: Interested parties may participate by dialing (888) 801-6504 (U.S. and Canada) or (913) 312-1383 (outside U.S. and Canada).

A replay of the call will be available from 1:00 p.m. ET on Friday, October 12, 2007 through midnight Friday, October 19, 2007 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (outside U.S. and Canada), passcode for both replay numbers: 6264413.

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.gscinvestmentcorp.com/events.cfm. A replay of the webcast will be available from 1:00 p.m. ET on Friday, October 12, 2007 through midnight Friday, October 19, 2007.

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company externally managed by GSC Group that invests primarily in first and second lien term loans and mezzanine debt of private, U.S. middle-market companies and high yield bonds. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company also may opportunistically invest in distressed debt; debt and equity securities of public companies; credit default swaps; emerging market debt; and collateralized debt obligation vehicles holding debt, equity or synthetic securities. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Group's corporate credit group manages approximately $8.1 billion of assets2 in leveraged loans, high yield bonds and mezzanine debt.  GSC Investment Corp. is traded on the New York Stock Exchange under the symbol “GNV.”

Forward Looking Statements

Information provided in this press release, including valuation of certain of our investments, may contain statements relating to current expectations, estimates, forecasts and projections about future events that are forward-looking statements. These forward-looking statements generally relate to GSC Investment Corp.’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Note About Forward-Looking Statements” included in the Company’s 10-K which has been filed with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and GSC Investment Corp. undertakes no obligation to update or revise the forward-looking statements, whether as a result of the new information, future events or otherwise.

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1 Basic and diluted adjusted net investment income per share and adjusted net gain on investments per share are non-GAAP financial measures.  Adjusted net investment income per share is the per share increase in net assets from operations less realized and unrealized gains and losses, and any incentive management fees attributable to such net realized gains and losses.  Adjusted net gain on investments per share is the net gain on investments per share less any incentive management fees attributable to such net realized gains and losses.  The most directly comparable GAAP financial measure is the net per share increase in net assets from operations, which is reflected above as GAAP net income under the heading “Second Quarter 2008 Highlights.”  GSC Investment Corp. believes that adjusted net investment income per share and adjusted net gain on investments per share provide useful information to investors regarding financial performance because it is one method GSC Investment Corp. uses to measure its financial condition and results of operations.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.  Reconciliations of basic and diluted adjusted net investment income per share and adjusted net gain on investments per share to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

2 As of June 30, 2007.  Includes leverage and warehoused assets.

GSC Investment Corp.

Consolidated Balance Sheets

	As of
	August 31, 2007	February 28, 2007
	(Unaudited)
ASSETS

Investments at fair value (amortized cost of $197,817,296 and $0, respectively)
Non-control/non-affiliate investments	$193,822,981	$-
Control investments	344,250	-
Affiliate investments	31,806	-
Total investments at fair value	194,199,037	-
Cash and cash equivalents	2,849,824	1,030
Cash, securitization accounts	4,552,160	-
Interest receivable	3,505,927	-
Due from manager	583,442	-
Other assets	455,109
Deferred financing costs, net	1,128,528	-
Deferred offering costs	-	808,617

Total assets	$207,274,027	$809,647

LIABILITIES

Debt	$85,728,965	$-
Management and incentive fees payable	1,619,467	-
Payable from open trades	4,709,375	-
Accounts payable and accrued expenses	659,747	105,000
Interest and credit facility fees payable	461,817	-
Accrued offering cost	-	760,000
Due to affiliate	-	73,810
Total liabilities	$93,179,371	$938,810

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, par value $.0001 per share, 100,000,000 common shares
authorized, 8,291,384 and 67 common shares issued and outstanding, respectively	829	-
Capital in excess of par value	116,301,182	1,000
Accumulated undistributed net investment income (loss)	9,696	(130,163)
Accumulated net realized gain on sale of investments	1,445,255	-
Net unrealized appreciation on investments and derivatives	(3,662,306)	-
Total stockholders' equity (deficit)	114,094,656	(129,163)

Total liabilities and stockholders' equity (deficit)	$207,274,027	$809,647

NET ASSET VALUE PER SHARE	$13.76	n/a

GSC Investment Corp.

Consolidated Statement of Operations

	For the three months ended August 31, 2007	For the six months ended August 31, 2007
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest from investments	$5,725,983	$9,406,828
Interest from cash and cash equivalents	154,946	175,997
Management fee income	-	383,562
Other income	695	17,298
Total investment income	5,881,624	9,983,685

EXPENSES
Interest and credit facility expenses	1,450,870	2,171,635
Professional fees	321,678	864,294
Base management fees	918,157	1,278,645
Incentive management fees	(18,546)	340,822
Insurance	157,388	275,429
Directors fees	82,750	178,840
Administrative	130,213	175,905
Cost of acquiring management contract	-	144,000
Organizational expense	-	22,868
Expenses before manager reimbursement	3,042,510	5,452,438
Expense reimbursement	(317,676)	(583,442)
Total expenses net of expense reimbursement	2,724,834	4,868,996

NET INVESTMENT INCOME	3,156,790	5,114,689

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain on sale of investments	424,187	1,445,255
Net change in unrealized depreciation on investments	(4,369,060)	(3,618,259)
Unrealized appreciation (depreciation) on derivatives	5,973	(44,047)
Net loss on investments	(3,938,900)	(2,217,051)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(782,110)	$2,897,638

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$(0.09)	$0.35

COMMON STOCK OUTSTANDING—BASIC AND DILUTED	8,291,384	8,291,384

Schedule 1 Reconciliation to Basic and diluted GAAP EPS

	For the three months ended August 31, 2007	For the six months ended August 31, 2007
	(unaudited)	(unaudited)

Net investment income per share, basic and diluted	$0.38	$0.62
Incentive fees attributed to gains (losses)	$(0.02)	$-
Adjusted net investment income per share, basic and diluted	$0.36	$0.62

Net loss on investments per share, basic and diluted	$(0.47)	$(0.27)
Incentive fees attributed to gains (losses)	$0.02	$-
Adjusted net loss on investments per share, basic and diluted	$(0.45)	$(0.27)

Basic and diluted GAAP EPS	$(0.09)	$0.35